                                                             EXHIBIT h(5)(J)(i)


        FORM OF ASSIGNMENT OF AND AMENDMENT #1 TO PARTICIPATION AGREEMENT
                                      AMONG

                  ING INVESTORS TRUST (formerly THE GCG TRUST)

                             DIRECTED SERVICES, INC.

                                       and

                     SECURITY EQUITY LIFE INSURANCE COMPANY

         WHEREAS, SECURITY EQUITY LIFE INSURANCE COMPANY (the "Company"), ING INVESTORS TRUST, formerly THE GCG TRUST (the "Fund") and DIRECTED SERVICES, INC. ("Underwriter") have previously entered into a Participation Agreement effective October 13, 1994 (the "Agreement"); and

         WHEREAS, the Company has agreed to merge with and into Metropolitan Life Insurance Company, a New York corporation with its principal place of business at One Madison Avenue, New York, New York 10010 ("MetLife"); and

         WHEREAS, by operation of law as a result of the merger, MetLife will assume ownership of the assets in the Company's segregated asset accounts, identified in Schedule A to the Agreement (the "Accounts"), and will assume all of the Company's liabilities and obligations under the variable life insurance policies and variable annuity contracts issued by the Company and the Accounts; and

         WHEREAS, the Company desires to assign, and MetLife desires to assume, all of the Company's interests, rights and obligations under the Agreement; and

         WHEREAS, Section 13.8 of the Agreement provides generally that the Agreement may not be assigned without the prior written consent of the Company, the Fund and the Underwriter; and

         WHEREAS, the parties wish to amend and restate Schedules A of the Agreement.

         NOW, THEREFORE, the parties hereto agree to the following:

         1. The Company, the Fund and the Underwriter consent to the assignment to MetLife of all of the Company's interests, rights and obligations under the Agreement, effective as of the date the Company merges with and into MetLife.

         2. MetLife agrees to assume all of the Company's interests, rights and obligations under the Agreement, effective as of the date the Company merges with and into MetLife.

         3. The Agreement is amended so that each reference to "Security Equity Life Insurance Company" or "the Company" is now a reference to MetLife.

         4. Schedule A is amended in its entirety, as attached hereto and incorporated herein.

         IN WITNESS WHEREOF, we have set our hands as of the ______ day of _________, 2003.

SECURITY EQUITY LIFE INSURANCE             METROPOLITAN LIFE INSURANCE
COMPANY                                    COMPANY

By:    ______________________________      By:    ______________________________
Name:  ______________________________      Name:  ______________________________
Title: ______________________________      Title: ______________________________

ING INVESTORS TRUST                        DIRECTED SERVICES, INC.

By:    ______________________________      By:    ______________________________
Name:  Michael J. Roland                   Name:  ______________________________
Title: Executive Vice President            Title: ______________________________

                                   Schedule A

                                    Accounts

ACCOUNT          DATE ESTABLISHED          CORRESPONDING PORTFOLIO
---------        ----------------          -----------------------
   4               March, 1994              Emerging Markets
   5               March, 1994              Limited Maturity Bond
   6               March, 1994              Liquid Asset